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Atlas Air Worldwide Holdings Increases Earnings Guidance

Full-Year 2010 Adjusted EPS Expected to Exceed $5.30 per Share

Stronger Current and Expected Commercial Airfreight Demand, Tight Supply in
Wide-Body, Long-Haul Markets Driving Continued High ACMI Aircraft Utilization, Robust Charter
Market Demand and Yields

PURCHASE, N.Y., September 21, 2010 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of air cargo assets and outsourced aircraft operating solutions, today announced that it expects full-year 2010 adjusted earnings per diluted share to exceed $5.30, reflecting stronger airfreight demand than previously anticipated and continued tight supply. AAWW’s previous guidance was for adjusted full-year earnings to exceed $4.35 per share.

This guidance excludes net expense of approximately $0.33 per diluted share in 2010 related to one-time items for legal settlements and gains on disposal of aircraft assets. Including these items, full-year 2010 earnings are expected to exceed $4.97 per diluted share.

Results for the year are expected to reflect continued high aircraft utilization by AAWW’s ACMI customers and robust Commercial Charter demand and yields, driven by the strength in airfreight demand, tight supply of wide-body, long-haul freighter capacity, and reduced market uncertainty. Expected results also assume continued moderate growth in the global economy.

“2010 is expected to be a record year for commercial airfreight demand and a record year for AAWW,” said William J. Flynn, President and Chief Executive Officer of AAWW. “Our view reflects the global scale and scope of our operations and the global customer base that we serve.

“Air shipments of new, high-tech products, as well as just-in-time inventory management practices by businesses are contributing to the strength in demand for airfreight.

“In addition, tight supply of wide-body capacity in the long-haul markets that we and our customers serve is providing support for cargo loads and yields. As a result, our ACMI customer utilization levels are expected to remain high in the second half of 2010. We are also experiencing more strength in our Commercial Charter demand and yields currently, and we expect that to increase as we head into peak season. We expect these factors to offset an anticipated moderation in AMC Charter volumes and yields compared with the first half of 2010, which included a substantial amount of mission-specified 747-400 flying at premium rates related to the delivery of M-ATVs to Afghanistan.”

AAWW expects to report financial and operating results for the third quarter ended September 30, 2010, on November 1. The Company also expects to speak to the 2010 outlook in further detail at that time.

Reconciliation to Non-GAAP Measures
Full-Year 2010
Diluted EPS Guidance
Non-GAAP Measure	> $5.30
One-time Items[1]	(0.33)

GAAP Measure	> $4.97
[1] Related to legal settlements and gains on disposal of aircraft assets.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and aircraft operating solutions that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission (SEC) on February 24, 2010, as amended or updated by subsequent reports filed with the SEC. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2010, or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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